Exhibit 2.1

THIS AGREEMENT is made on this 11th day of December 2003

BETWEEN:-

(1)	Vsource, Inc, a company incorporated in Delaware, the United States of America, pursuant to the laws of the State of Delaware, United States of America and having its headquarters at 7855 Ivanhoe Avenue, Suite 200, La Jolla, California 92037, USA ("the Vendor") of the one part;

AND
(2)	Symphony House Berhad (Company No. 592563-P), a company incorporated in Malaysia under the Act (as defined hereunder), and having its registered office at Level 17, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490, Kuala Lumpur, Malaysia ("the Purchaser") of the other part.

Both the Vendor and the Purchaser shall collectively be referred to as "the parties".

RECITALS:

A.	Vsource (Malaysia) Sdn Bhd (Company No. 502982-W) ("the Company") is a private limited company incorporated in Malaysia under the Act (as defined hereunder) and having its registered office at Level 41, Suite B, Menara Maxis, Kuala Lumpur City Centre, 50088 Kuala Lumpur, Malaysia. The Company has an authorised share capital of Ringgit Malaysia Five Hundred Thousand (500,000) which is currently divided into Five Hundred Thousand (500,000) ordinary shares of Ringgit Malaysia One (RM1.00) each of which Two Hundred and Fifty Thousand (250,000) ordinary shares of Ringgit Malaysia One (RM1.00) each have been issued and are fully paid-up ("Current Share Capital").

B.	The Company is principally engaged in the provision of customized outsourcing and human capital management solutions, also known as business process outsourcing ("the Business").
C.	In furtherance of the Business, the Vendor is currently providing business process outsourcing services to the Vendor's customers in Japan and Taiwan, directly and through its wholly owned subsidiaries in Japan and Taiwan ("the Japanese and Taiwanese Vsource Companies"). It is the intention of the parties that the Vendor shall sell and that the Company shall purchase the Vendor's entire shareholding in the Japanese and Taiwanese Vsource Companies ("Japanese and Taiwanese Vsource Shares") prior to the Completion Date of this Agreement. The purchase by the Company of the Japanese and Taiwanese Vsource Shares will be satisfied fully through the issuance of new ordinary shares in the Company resulting in the enlargement of the Current Share Capital of the Company ("Enlarged Share Capital") upon the completion of the said purchase.

D.	The Purchaser is desirous of acquiring shares of the Company representing thirty point three four per centum (30.34%) of the Enlarged Share Capital of the Company ("Sale Shares") from the Vendors and in furtherance thereto, the Vendor has agreed to sell the

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Sale Shares and the Purchaser has agreed to purchase the Sale Shares upon the terms and subject to the conditions hereinafter contained.
E	Upon Completion (as defined hereunder) of this Agreement, it is the intention of both parties to procure and undertake the IPO Exercise (as defined hereunder). Towards this end, both parties shall, in good faith, mutually co-operate with each other and take such reasonable steps and efforts as may be required of them to achieve this objective.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

Wherever used in this Agreement, unless the context shall otherwise require, the following expressions shall have the following meanings:

"Accounts"	means collectively the Audited Accounts and the Completion Accounts of each of the Vsource Companies;
"Act"	means the Malaysian Companies Act of 1965;
"Audited Accounts"	means the latest audited accounts of each of the Vsource Companies as at their Last Accounting Dates;
"Balance Purchase Price"	means the balance sum amounting to ninety per centum (90%) of the Purchase Price, which sum amounts to Ringgit Malaysia Twenty Five Million Sixty Nine Thousand Eight Hundred and Fifty Two and Sen Eighty (RM25,069,852.80), payable in the manner stipulated in Clause 3.1 herein;

"Business Day"	means a day (other than a Saturday, a Sunday or a public holiday) on which banks in Kuala Lumpur and Hong Kong (as the case may be) are open for business and KLSE is open for trading;
"Completion Accounts"	means the unaudited management accounts of each of the Vsource Companies made up to the Completion Accounts Date, to be delivered to the Purchaser pursuant to Clause 4.4 herein;
"Completion Accounts Date"	means the latest month end date immediately preceding the Completion Date;

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"Completion Date"	means a day to be mutually agreed between the parties falling within five (5) Business Days from the Unconditional Date unless extended further to such other date by the mutual agreement of the parties and "Completion" shall be construed accordingly;

"Completion Documents"	means the documents to be delivered on the Completion Date as set out in Clause 6.2 herein;
"Conditions Precedent"	means the conditions precedent referred to in Clause 4.1 herein;
"CP Period"	means the period of time commencing from the date of this Agreement and expiring on 31 January 2004, save where any of the approvals from the relevant authorities required for the fulfilment of the Conditions Precedent or the Completion of this Agreement referred to in Clauses 4.1.1(a), 4.1.1(d), 4.1.2(c) or 4.1.2(d), is not obtained by 15 January 2004; in which case, the CP Period shall automatically be extended to expire on 28 February 2004 or such other date as may be mutually agreed upon by the parties in writing;

"Deposit Sum"	means a deposit sum amounting to ten per centum (10%) of the Purchase Price, which sum amounts to Ringgit Malaysia Two Million Seven Hundred and Eighty Five Thousand Five Hundred and Thirty Nine and Sens Twenty (RM2,785,539.20), payable in the manner stipulated in Clause 3.1 herein;

"Disclosure Letter"	means subject to the provisions of Clause 5.3, a letter dated as of the date of this Agreement, to be delivered by the Vendor to the Purchaser within the time period stipulated in Clause 5.2 herein, setting out facts, circumstances and matters constituting exceptions, qualifications and limitations to the representations and warranties of the Vendor under this Agreement, in a form and manner to be mutually agreed by the parties; whereby the contents and substance thereof shall be acceptable to the Purchaser if, after having considered them, the Purchaser is of the reasonable view that such disclosures have no Material Adverse Effect or no Material Impact on the operations and Business of any of the Vsource Companies or if they have any

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Material Adverse Effect or Material Impact on the operations and Business of any of the Vsource Companies, the Purchaser nevertheless consents to their inclusion;
"EPF"	means the Employees Provident Fund established under the Employees Provident Fund Act 1991;
"Intellectual Property"	means letters, patents, trademarks and designs, (whether registered or unregistered), utility models, copyrights (including design copyrights), applications and the right to apply for any of the foregoing in any part of the world, discoveries, creations, inventions or improvements upon or additions to an invention, confidential information, know-how and any research or effort relating to the Business and the businesses of the Japanese and Taiwanese Vsource Companies, (whether registrable or not), moral rights and any similar rights in any country;

"Investors"	means one or more investors, to be mutually agreed by the parties, who will acquire eight point nine eight per centum (8.98%) of the Enlarged Share Capital ("Investors' Shares");
"IPO Exercise"	means the corporate exercise which will enable the Company to be listed on the MESDAQ Market of the KLSE and the initial public offering of shares of the Company, which shall be undertaken by the Company upon the Completion of this Agreement;

"KLSE"	means Kuala Lumpur Stock Exchange (30632-P) a company limited by guarantee incorporated under the Act;
"Last Accounting Date(s)"	means 31 January 2003 in respect of the Company and the Japanese Vsource Company and 21 November 2003 in respect of the Taiwanese Vsource Company;
"Management Accounts"	means the unaudited management accounts of each of the Vsource Companies as at 30 November 2003 to be delivered to the Purchaser within the time period stipulated in Clause 5.2 herein;

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"MSC Status"	means the recognition by the Malaysian Government through the Multimedia Development Corporation that the Company participates and undertakes its information, communication and technology ("ICT") activities in the Multimedia Super Corridor;

"Officers of Customs"	means any officer of the Royal Customs and Excise Department of Malaysia or any similar officer of competent authority under the applicable laws of Japan and Taiwan;
"Purchase Price"	means the purchase price for the Sale Shares which is Ringgit Malaysia Twenty Seven Million Eight Hundred Fifty Five Thousand Three Hundred Ninety Two (RM27,855,392) only;
"Purchaser's Solicitors"	means Messrs Albar ∓ Partners of 6th Floor, Faber Imperial Court, Jalan Sultan Ismail, 50250 Kuala Lumpur;
"Proforma Balance Sheet"	means the consolidated proforma balance sheet of the Company, as at 30 November 2003, prepared on the basis that it holds 100% of the Japanese and Taiwanese Vsource Companies, containing particulars on the repayment of shareholder's loans and payment of dividends, and which shall be delivered by the Vendor to the Purchaser within the time period stipulated in Clause 5.2 herein;

"Ringgit Malaysia", "RM' and "Sen"	means the legal currency of Malaysia;
"Sale Shares"	means shares of the Company representing thirty point three four per centum (30.34%) of the Enlarged Share Capital to which the Vendor is legally and beneficially entitled;
"SC"	means the Securities Commission of Malaysia, established pursuant to the Securities Commission Act of 1993;
"SOCSO"	means the Social Security Organisation established under the Employees' Social Security Act 1969;
"Taxation"	means income or corporation tax, service tax, customs and other import duties, and any related tax penalty, interest, fine or surcharge under the

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applicable laws of Malaysia, Japan or Taiwan (as the case may be);
"Taxation Authority"	means any authority vested with fiscal or revenue collection powers in Malaysia, Japan or Taiwan (as the case may be);
"Technology"	means the technical know-how and information technology (present or future) in connection with the Business and the businesses of the Japanese and Taiwanese Vsource Companies, which shall include all operating systems, computer software and their applications;

"Unconditional Date"	means the date when the last of the Conditions Precedent set out in Clause 4.1 hereof shall have been fulfilled or waived in the manner set out herein;
"Unsuccessful Completion Date"	shall have the meaning ascribed to in Clause 6.4 herein;
"US"	means the United States of America;
"Vendor's Solicitors"	means Messrs Wong ∓ Partners of Level 41, Suite A, Menara Maxis, KLCC, 50088, Kuala Lumpur, Malaysia; and
"Vsource Companies"	means collectively, the Company, the Japanese and Taiwanese Vsource Companies and "Vsource Company" shall be construed to mean either one of them, (as the case may be).
1.2	Interpretation

In this Agreement, unless the context otherwise requires:-

(a)	words denoting the singular number include the plural number and vice-versa;
(b)	words denoting the masculine gender shall include the feminine and neuter genders and vice-versa;
(c)	reference to persons shall include bodies corporate, unincorporated associations and partnerships;
(d)	reference to Clauses and Schedules are reference to clauses and schedules to this Agreement unless otherwise specified;

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(e)	reference to any legislation or to any provision of legislation shall include any modification or re-enactment of that legislation and all regulations, guidelines, practice notes and statutory instruments issued under such legislation or provision made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement, so far as such modification or re-enactment, applies or is capable of applying to any transactions entered into prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions, regulations, guidelines, practice notes (as from time to time modified or re-enacted) which have directly or indirectly been replaced. For the avoidance of doubt, if such modification or re-enactment has the retrospective effect of increasing the liability of either party hereunder, both parties may, in good faith, review the effect or impact of such modification or re-enactment on the affected party in the context of this Agreement, and may mutually agree to such other terms and conditions as may be necessary, to address the said effect or impact on the affected party;

(f)	headings to the Clauses and Schedules of this Agreement are inserted for convenience only and shall not affect the construction or interpretation of this Agreement;
(g)	where a word or a phrase is defined, other parts of speech and grammatical forms of that word or phrase shall have corresponding meanings;
(h)	reference to any party to this Agreement or any other agreement or instrument shall include that party's successors and permitted assigns;
(i)	reference to any agreement or instrument shall include references to such agreement or instrument as amended, novated, supplemented, varied or replaced from time to time;
(j)	the Recitals and Schedules to this Agreement and all documents delivered pursuant to this Agreement shall form part of this Agreement;
(k)	where applicable, reference to "the best of the knowledge and belief" of any person or persons means "to the best of the knowledge and belief of such person or persons after undertaking enquiries which were reasonable in the circumstances;

(l)	where applicable, where reference to two or more persons or parties are included or comprised in any expression, agreements, covenants, terms, stipulations and undertakings expressed to be made by such persons or parties shall be enforceable by them jointly and severally and agreements, covenants, terms, stipulations and undertakings expressed to be made by or on behalf of or on the part of such persons or parties shall be deemed to be binding upon such persons or parties jointly and severally;

(m)	if an event must occur on a stipulated day which is not a Business Day then the stipulated day will be taken to be the next Business Day;
(n)	where an act is required to be done within a specified number of days after or from a specified date, the period is inclusive of and begins to run from the date so specified;
(o)	a period of a month from the happening of an event or the doing of an act or thing will be deemed to be inclusive of the day on which the event happens or the act or thing is required to be done;

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(p)	where applicable, reference to "subsidiary(ies)", "related company(ies) and "holding company(ies)" shall have the meanings respectively ascribed to them under the Act and "associates" shall mean a company in which a party is entitled to exercise or control the exercise of not less than twenty per centum (20%) but not more than fifty per centum (50%) of the votes attaching to its voting shares;

(q)	reference to "assets" shall include all real property, Intellectual Property and Technology owned by the Company or the Japanese or Taiwanese Vsource Company (as the case may be);
(r)	the representations and warranties, covenants and undertakings on the part of either the Vendor or the Purchaser as set out in Clauses 8, 9, 9A, 9B and Schedule 1 herein shall be read in the context of all applicable laws, regulations, governing statutes, authorities and accounting standards of Malaysia, in so far as the said representations, warranties, covenants and/or undertakings refer to the Company and in the context of all applicable laws regulations, governing statutes, authorities and accounting standards of Japan or Taiwan, in so far as the said representations, warranties, covenants and/or undertakings refer to the Japanese or Taiwanese Vsource Company (as the case may be);

(s)	reference to something having a "Material Adverse Effect" or "Material Impact" shall mean, when used in connection with an entity, any change, event, violation, inaccuracy, circumstance or effect that is, or is reasonably likely to be, materially adverse to (i) the business, assets (including intangible assets), capitalization, regulatory environment, financial condition, operations or results of operations of such entity, or (ii) the ability of the parties hereto to consummate the sale of the Sale Shares in accordance with the terms hereof within the time frame such sale would otherwise be consummated in the absence of such change, event, violation, inaccuracy, circumstance or effect, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect set forth in (i) or (ii) above, directly and primarily results from changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner). Accordingly, reference to "material" and "materially" shall mean something having a Material Adverse Effect or Material Impact, (as the case may be);

(t)	reference to writing shall include any method of reproducing words in a legible manner on paper and delivered either through facsimile or post or by hand.
2.	AGREEMENT FOR THE SALE AND PURCHASE OF THE SALE SHARES

2.1          Subject to the terms and conditions herein contained, the Vendor hereby agrees to sell and the Purchaser hereby agrees to purchase the Sale Shares at the Purchase Price, free from all claims, encumbrances, interests, rights, charges, liens, mortgages, pledges or any other security interests, whatsoever and howsoever arising and with all rights, benefits and entitlements attaching to the Sale Shares including without limitation all rights, dividends, coupon payments and/or other distributions which may be declared, made or paid in respect thereof, the entitlement date of which is on or subsequent to the Completion Date

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2.2          The sale and purchase shall be completed on the Completion Date subject to the Conditions Precedent having been fulfilled or waived in accordance with the terms of Clause 4 herein.

3.	PURCHASE PRICE

3.1          The Purchase Price shall be fully satisfied by the Purchaser at the following times by way of cashiers' order or bankers' draft or in such manner as may be mutually agreed upon by the parties:

(a)	within ten (10) days from the date of this Agreement, the Purchaser shall pay to the Vendor's Solicitors as stakeholders, the Deposit Sum, and the Vendor shall immediately procure that the Deposit Sum be placed by the Vendor's Solicitors in an interest bearing account pending Completion of the Agreement; and

(b)	on the Completion Date, the Purchaser shall pay to the Vendor the Balance Purchase Price.
4.	CONDITIONS PRECEDENT
4.1	Conditions Precedent:
4.1.1	Conditions Precedent-Vendor's Obligations: The obligations of the Purchaser to consummate and effect the sale and purchase of the Sale Shares contemplated under this Agreement shall be conditional upon the following Conditions Precedent having been fulfilled by the Vendor within the CP Period.

The Vendor shall:
(a)	procure the successful completion of the sale by the Vendor and the purchase by the Company of the Japanese and Taiwanese Vsource Shares for a total consideration to be satisfied fully via the issuance of new ordinary shares of the Company and "successful completion" shall include all regulatory approvals in Malaysia, Japan and Taiwan, required for completing the sale and purchase of the Japanese and Taiwanese Vsource Shares, having been obtained;

(b)	obtain the approval of the applicable preference shareholders of the Vendor for the disposal of the Sale Shares by the Vendor to the Purchaser in accordance with the terms and conditions of this Agreement;

(c)	obtain a legal opinion from the solicitors of the Vendor, confirming the Vendor's capacity, power and authority to execute and perform its obligations under this Agreement;
(d)	obtain all other approvals or consents from the regulatory authorities in Malaysia including (where applicable), the approval from the Multimedia Development Corporation for the disposal of the Sale Shares by the Vendor to the Purchaser in accordance with the terms and conditions of this Agreement; and

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(e)	obtain all other approvals or consents from any third party (other than the regulatory authorities) pursuant to any licence, permit or approval issued by the said party to the Company or any agreement executed between the said party and the Company for the disposal of the Sale Shares by the Vendor to the Purchaser in accordance with the terms and conditions of this Agreement.

4.1.2	Conditions Precedent-Purchaser's Obligations: The obligations of the Vendor to consummate and effect the sale and purchase of the Sale Shares contemplated under this Agreement shall be conditional upon the following Conditions Precedent having been fulfilled by the Purchaser within the CP Period.

The Purchaser shall:
(a)	complete the financial and legal due diligence review ("Due Diligence Review") on the Vsource Companies, their accounts, books and other records, assets and liabilities save that completion of the Due Diligence Review shall be subjected always to:

(i)	the Purchaser being satisfied with and accepting the results of the Due Diligence Review ("DDR Results"). A fact, circumstance or matter disclosed in the DDR Results shall be considered to be unsatisfactory or unacceptable to the Purchaser if:

(aa)	it is a factor which would stop or have a Material Adverse Effect on the operations of any of the Vsource Companies;
(bb)	it has a long term (being equal to or more than twelve (12) months) Material Impact on the level of profitability of the Business or the business of any of the Vsource Companies even if the effect in any one year is not material;

(cc)	it relates to a contract, breach or termination of which might have a Material Impact on the financial position of any of the Vsource Companies;
(dd)	it constitutes a material non-compliance with the relevant legislation or regulation under the applicable laws of Malaysia, Japan or Taiwan;
(ee)	it is likely to materially affect the ownership or value of any of the Vsource Companies or any of their assets; and
(ii)	the Purchaser being satisfied that there is no material deviation to the figures in the Proforma Balance Sheet relating to the sum of all payments or distributions made by the Company to the Vendor as repayment of shareholder's loans and payment of dividends prior to the date of this Agreement, the said figures in the Proforma Balance Sheet having been agreed to by the Purchaser within seven (7) Business Days from receipt of the Proforma Balance Sheet; and

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in this respect, where the DDR Results are unsatisfactory or unacceptable to the Purchaser or where there is a material deviation to the figures in the Proforma Balance Sheet, the Purchaser shall issue a written notice of the fact, circumstance or matter which is unsatisfactory or unacceptable to the Purchaser to the Vendor, and if the said fact, circumstance or matter is not resolved by the Vendor to the satisfaction of the Purchaser within fourteen (14) Business Days after the date of receipt by the Vendor of the said written notice, or such other date as may be mutually agreed to by the parties, both parties may, within a reasonable time period, agree to such other terms and conditions as may be mutually acceptable to complete this Agreement, failing which, the provisions of Clause 4.6 shall apply;

(a)	obtain the approval of the shareholders of the Purchaser at general meeting approving the purchase of the Sale Shares by the Purchaser from the Vendor in accordance with the terms and conditions of this Agreement;

(b)	obtain the approval of the SC and KLSE for the purchase of the Sale Shares by the Purchaser from the Vendor in accordance with the terms and conditions of this Agreement; and
(c)	obtain the approval of the KLSE for a waiver from having to comply with Chapter 4, paragraphs 15.1(b) and 15.1(c) of the KLSE Listing Requirements for the MESDAQ market.
4.1.3	Condition Precedent-Both Parties' To Procure
Both parties further agree to procure the execution of an agreement regulating the inter-company relationship that will exist between the Vendor, the Purchaser and the Company following Completion, the indicative terms of which are attached to Schedule 2 herein.

4.2	Commencement of the Approval Process:
4.2.1	To the relevant authorities
(a)	Application to the relevant authorites: Both the Vendor and the Purchaser shall make the necessary applications to the relevant authorities referred to in Clauses 4.1.1 and 4.1.2 above for their approvals, as soon as reasonably possible after the date of this Agreement, in order to obtain all required approvals within the CP Period, or such other date as the parties may mutually agree in writing. Each party shall forthwith notify the other party in writing upon receipt of notification of the approval or rejection (as the case may be), from the relevant authority. Each party shall provide all information within its knowledge required by the other for the purpose of obtaining the respective approvals.

(b)	Appeal to the relevant authorities: In the event that any of the relevant authorities shall impose materially adverse conditions and/or variations to the terms and conditions of this Agreement, either or both of the affected parties (as

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the case may be), may appeal to the said relevant authority within seven (7) Business Days from the date of receipt of such conditions and/or variations, failing which the said condition(s) and/or variation(s) shall be deemed to have been accepted by the affected party. If the results of the relevant appeal remain materially adverse to the affected party, both parties shall discuss in good faith the impact of such conditions and/or variations PROVIDED ALWAYS that the non-acceptance by the affected party of such conditions and/or variations shall not automatically be construed as a failure or inability by the affected party to fulfil the relevant Condition Precedent.

4.2.2	To the respective shareholders
(a)	The Purchaser's shareholders: It is acknowledged and agreed by the parties that the Purchaser may obtain the prior approval and clearance from the SC and KLSE, for the purchase of the Sale Shares and the circular to be issued to the shareholders, respectively, of the Purchaser, prior to obtaining its shareholders' approval pursuant to Clause 4.1.2(b). Notwithstanding the foregoing, the Purchaser shall procure that a meeting of its shareholders be held no later than fourteen (14) Business Days from the date of the last approval and clearance from the SC and KLSE;

(b)	The Vendor's preference shareholders: The Vendor shall within fourteen (14) days from the date of this Agreement, either procure a written consent from or hold a meeting of the applicable preference shareholders for the purposes of obtaining the approval referred to in Clause 4.1.1(b).

4.3	Waiver:
4.3.1	At any time before the expiry of the CP Period:
(a)	the Purchaser may waive any or all of the Conditions Precedent set out in Clauses 4.1.1(a), 4.1.1(c), 4.1.1(e) and 4.1.2(a); and
(b)	both parties may mutually agree to waive the Condition Precedent set out in Clause 4.1.3.
4.3.2	For the avoidance of doubt, the following Conditions Precedent may not be waived by either party as they are required by law under the applicable laws of Malaysia, Japan and Taiwan:
(a)	Clause 4.1.1(a) (in so far as it relates to the approvals to be obtained from the relevant authorities of Malaysia, Japan and Taiwan); and
(b)	Clauses 4.1.1(b); 4.1.1(d); 4.1.2(b); 4.1.2(c) and 4.1.2(d).
4.3.3	Notwithstanding the foregoing, the parties may mutually agree to waive in whole or in part any of the Conditions Precedent referred to in Clause 4.3.1, with or without any additional terms or conditions or variation to the terms and conditions of this Agreement.

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4.4          Unconditional Date: This Agreement shall become unconditional on the Unconditional Date. Within two (2) days of the Unconditional Date, the parties shall mutually agree on the Completion Date. The Vendor shall deliver to the Purchaser the Completion Accounts of the Vsource Companies as at the Completion Accounts Date on the Completion Date.

4.5          Reasonable Steps and Efforts: The Vendor shall take all reasonable steps and use its reasonable efforts to fulfil of each of the Conditions Precedent set out in Clause 4.1.1 and the Purchaser shall take all reasonable steps and use its reasonable efforts to fulfil each of the Conditions Precedent set out in Clause 4.1.2. For the avoidance of doubt, each party shall be deemed to have taken all reasonable steps and used its reasonable efforts in obtaining the approvals from the relevant authorities if it is able to show that it has submitted the relevant application(s) or appeal(s) to the relevant authority(ies) within the time stipulated in Clause 4.2.1 herein.

4.6	Conditions Precedent not fulfilled or waived:
4.6.1.	If despite reasonable steps and efforts taken by both parties pursuant to Clause 4.5, one or more of the Conditions Precedent referred to above remain(s) unfulfilled and is/are not otherwise waived by the other party within the CP Period, the following shall take place on or before the expiry of seven (7) Business Days following the expiry of the CP Period:

(a)	the Vendor shall procure that the Vendor's Solicitors refund the Deposit Sum (together with all interests accrued thereon, calculated from the date of this Agreement to the date of refund of the Deposit Sum following the expiry of the CP Period) to the Purchaser, and

(b)	both parties shall return or cause to be returned to each other all documents and written materials forwarded to each other or their respective solicitors hereunder; and
thereafter, the rights and obligations of the parties pursuant to this Agreement shall lapse and be of no further effect save for the rights and obligations of the parties pursuant to any antecedent breach of this Agreement.

4.6.2	If either party shall fail to take such reasonable steps or efforts in breach of their obligations under Clause 4.5, directly resulting in one or more of the Conditions Precedent being unfulfilled and the said Condition(s) Precedent is/are not waived by the other party within the CP Period, this Agreement may be terminated by the other party in accordance with the provisions of Clause 10 herein.

5.	OBLIGATIONS UPON EXECUTION

5.1          Immediately upon the execution of this Agreement, the Vendor agrees that it shall promptly provide or cause the Vsource Companies to promptly provide to the Purchaser, its representatives, agents or professional advisors, access to the Vsource Companies' properties, books, records, contracts and accounts and will furnish all such information and documents

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relating thereto (including photocopies) as the Purchaser may reasonably request for the purposes of carrying out the Due Diligence Review pursuant to Clause 4.1.2(a).

5.2          Immediately upon or within seven (7) Business Days after the execution of this Agreement, the Vendor shall deliver to the Purchaser (with a copy to the Purchaser's Solicitors):

(a)	the Disclosure Letter;
(b)	the Management Accounts; and
(c)	the Proforma Balance Sheet.

5.3          The exceptions, qualifications and limitations to the representations and warranties as specified in the Disclosure Letter shall take effect from the date of this Agreement and shall continue for as long as the representations and warranties herein have effect. The Vendor may, with the consent of the Purchaser, at any time after the issue of the Disclosure Letter but prior to a date falling ten (10) Business Days before the Completion Date, issue an updated Disclosure Letter ("Updated Disclosure Letter") to the Purchaser, setting out in detail the changes to the representations and warranties set out herein whereby the contents and substance thereof shall be acceptable to the Purchaser if, after having considered them, the Purchaser is of the reasonable view that such disclosures have no Material Adverse Effect or no Material Impact on the operations and Business of any of the Vsource Companies or if they have any Material Adverse Effect or Material Impact on the operations and Business of any of the Vsource Companies, the Purchaser nevertheless consents to their inclusion, PROVIDED ALWAYS that the changes proposed to be disclosed in the Updated Disclosure Letter shall not relate to any fact, circumstance or matter:

(a)	which occurred as a result of a breach by the Vendor of any of the terms, conditions, covenants or undertakings set out herein; or
(b)	which occurred prior to the date of this Agreement and which should have been disclosed by the Vendor in the Disclosure Letter; or
(c)	which should have been disclosed by the Vendor in the Disclosure Letter, by virtue of the Vendor having actual or constructive knowledge of the likelihood of occurrence of the said fact, circumstance or matter after the date of this Agreement.

6.	COMPLETION

6.1          Unless otherwise agreed by the parties hereto in writing and subject to Clause 4.1 of this Agreement, Completion of this Agreement shall take place on the Completion Date at the office of the Purchaser or the Purchaser's Solicitors.

6.2          On or before the Completion Date, the following shall take place:

(a)	The Vendor shall deliver or cause to be delivered to the Purchaser the following documents ("Completion Documents"):
(i)	the transfer forms in respect of the Sale Shares duly executed by the Vendor in favour of the Purchaser;

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(ii)	a certified true copy of the resolution of the board of directors of the Company which is in full force and effect and not revoked or amended and made in accordance with the memorandum and articles of association of the Company, approving the transfer of the Sale Shares to and the registration of the Sale Shares in the name of the Purchaser in accordance with the terms and conditions of this Agreement;

(iii)	copies of the duly executed transfer forms together with the relevant share certificates and other documents evidencing the Company as the owner of the Japanese and Taiwanese Vsource Shares together with the legal opinions from local counsels for the Japanese and Taiwanese Vsource Companies confirming that the aforesaid transfers have been duly and properly completed and are valid and binding under the applicable laws of Japan and Taiwan;

(iv)	a copy of the legal opinion referred to in Clause 4.1.1(c);
(v)	a copy each of the resignation letters of the two (2) Vendor-related directors from their offices in the Company, each stating that such person has no claims against the Company in respect of breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever under the applicable laws of Malaysia;

(vi)	the annual operating budget and annual capital expenditure plan of the Company for the financial year ending 31 January 2005 (which shall include the operating budget and capital expenditure plans for the Japanese and Taiwanese Vsource Companies); and

(vii)	the Company's revolving three (3) year business plan (which shall include the Japanese and Taiwanese Vsource Companies) for the financial years ending 31 January 2005 to 31 January 2007;
(b)	Simultaneously upon receipt of the Completion Documents from the Vendor, the Purchaser shall pay the Balance Purchase Price to the Vendor and either the Vendor or the Purchaser may then proceed to notify the Vendor's Solicitors to release the Deposit Sum together with all interests accrued to the Vendor.

(c)	The Vendor shall cause to be convened a board of directors' meeting of the Company to pass the following resolutions:-
(i)	to appoint one (1) nominee of the Purchaser to the board of directors of the Company; and
(ii)	if applicable, to accept the resignation of the designated Vendor-related directors from their respective offices in the Company;
such that the composition of the board of directors shall be no more than three (3) directors (including the nominee of the Purchaser) as at the Completion Date.

To facilitate the above resolutions, the Purchaser shall on or after the Unconditional Date but at least five (5) Business Days prior to the Completion Date, provide to the Vendor all relevant

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details of the proposed director together with the duly executed statutory forms including Form 48A and Form 48F. In addition, the Purchaser shall also deliver to the Vendor, the approval letters from the relevant authorities and an extract of the meeting of its shareholders approving the purchase of the Sale Shares in accordance with the terms and conditions of this Agreement.

6.3          On or before the Completion Date, the Vendor shall do all things, acts and execute all documents necessary to cause the Purchaser to be registered as the legal and beneficial owner of the Sale Shares.

6.4          Completion is conditional on the Vendor and the Purchaser complying with all of their respective obligations under Clauses 4.4 and 6. If either the Vendor or the Purchaser shall fail to comply with their respective obligations and those obligations are not waived by the other party on the intended Completion Date, including the failure to deliver the Completion Accounts to the Purchaser pursuant to Clause 4.4, then Completion will not take place on the intended Completion Date, in which case the said date shall be referred to as the Unsuccessful Completion Date and either party may terminate this Agreement in accordance with Clause 10 herein; and

(a)	each party must do everything reasonably required by the other party to reverse any action taken pursuant to this Agreement; and
(b)	this Agreement and all ancillary agreements entered into pursuant to this Agreement will, save as otherwise agreed by the parties, be of no force or effect without prejudice to any other rights any party may have against the other in respect of any such failure or breach.

7.	REPRESENTATIONS AND WARRANTIES BY THE VENDOR

7.1          The Vendor hereby represents and warrants to the Purchaser in relation to all the representations and warranties on its part as set out herein and as disclosed in the Disclosure Letter and the Updated Disclosure Letter, such representations and warranties are and will be true and accurate in all respects on the date(s) specified therein or, if no date is so specified, on the date of this Agreement and on each day up to and including the Completion Date by reference to the facts and circumstances existing on such date(s), subject only to:

(a)	any exception expressly provided for under the terms of this Agreement or disclosed in the Disclosure Letter or the Updated Disclosure Letter (as the case may be), whereby the contents of the Disclosure Letter or the Updated Disclosure Letter (as the case may be), constitute exceptions, qualifications and limitations to the representations and warranties and obligations of indemnity of the Vendor. The Vendor shall not be liable in any way for any breach, non-fulfilment or inconsistency with any representation or warranty provided by it if such breach, non-fulfilment or inconsistency arises from a fact, circumstance or matter that has been disclosed or otherwise specified in the Disclosure Letter or the Updated Disclosure Letter (as the case may be); and

(b)	any matter or thing hereafter done or omitted to be done at the request in writing or with the approval in writing of the Purchaser after the date hereof.

7.2          If prior to the Completion Date, it shall be found that any of the representations or warranties on the part of the Vendor as set out herein or as disclosed in the Disclosure Letter or the Updated Disclosure Letter (as the case may be), has not in all respects been carried out or

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complied with or is otherwise unfulfilled, untrue or incorrect in any respect, the Purchaser shall be entitled by notice in writing to the Vendor to terminate this Agreement, if the Vendor fails to remedy the same within fourteen (14) Business Days of receiving written notice from the Purchaser informing the Vendor of the breach.

7.3          The rights and remedies of the Purchaser in respect of any breach of the representations and warranties on the part of the Vendor as set out herein shall not be affected by the Completion of the sale and purchase of the Sale Shares, by the Purchaser rescinding or failing to rescind this Agreement or failing to exercise or delay in exercising any right or remedy, or by any other event or matter, except a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise of the Purchaser's full rights or remedies at law or in equity.

8.	REPRESENTATIONS AND WARRANTIES BY THE PARTIES IN RELATION TO EXECUTION, DELIVERY AND PERFORMANCE OF THE AGREEMENT

8.1          Both the Vendor and the Purchaser hereby represent and warrant to each other that they have full legal right, power and authority to execute, deliver and perform their obligations under this Agreement.

8.2          Both the Vendor and the Purchaser further represent and warrant that the provisions of this Agreement will not conflict with, or constitute a default under any provision of any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restrictions of any kind or character by which either party is now bound.

9.	COVENANTS AND UNDERTAKINGS PENDING COMPLETION

9.1          The Vendor hereby covenants and undertakes that it shall not sell, transfer, assign, or otherwise dispose of, convey to any third party or create any encumbrance over its equity interest in the Sale Shares, the Japanese or Taiwanese Vsource Shares (save for the transfer to the Company envisaged herein) or any portion of the Sale Shares or the Japanese or Taiwanese Vsource Shares (save for the transfer to the Company envisaged herein) or negotiate, initiate or take any step with a view to negotiations with any third party for such purposes.

9.2          The parties hereby agree that as between the date of this Agreement and the Completion Date, the Vendor shall take such steps to ensure that the Vendor and/or the Company will not prior to the Completion Date, without the consent of the Purchaser:-

(a)	pass any resolution of the directors or shareholder of the Company that will be contrary to the terms of this Agreement;
(b)	alter the nature of the Business or the business of the Japanese or Taiwanese Vsource Companies;
(c)	pay any management fee, or similar amount, to the Vendor in its capacity as shareholder of any of the Vsource Companies , and any of the related corporations of the Vendor or enter into any contract to share its profits with any party save and except in the ordinary course of business;

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(d)	pay or declare any dividend (in cash or otherwise) or make any distribution or return, reduction or cancellation of capital to the Vendor in its capacity as shareholder of any of the Vsource Companies;

(e)	issue any share, stock, security or otherwise in any of the Vsource Companies, which are convertible into shares or approve any transfer of shares in any of the Vsource Companies, or create any option, warrants or rights of whatever nature over any of the registered capital or interest in any of the Vsource Companies, other than for the purpose of acquiring the Japanese and Taiwanese Vsource Shares from the Vendor and the transfer of the Investors' Shares to the Investor;

(f)	cause any change in the composition of the board of directors (or bodies of equivalent authority under the Japanese or Taiwanese laws) or management in any of the Vsource Companies, except as a result of dismissals for misconduct or as envisaged hereunder;

(g)	borrow any money or do anything which will result in a Material Adverse Effect or cause a Material Impact to the Company's financial position (after taking into account the financial position of the Japanese and Taiwanese Vsource Companies), save and except in the ordinary course of business;

(h)	effect any transaction of any kind (including the payment of any money or offsetting of any account) with or for the benefit, directly or indirectly, of the Vendor or any person in any way connected with the Vendor save and except in the ordinary course of business;

(i)	save for the acquisition by the Company of the Japanese and Taiwanese Vsource Shares from the Vendor, enter into any material arrangement, transaction or contract or incur any material or substantial liability or obligation save and except in the ordinary course of business;

(j)	create or permit to arise any claim, encumbrance, interest, right, charge, mortgage, pledge or other third party right or interest over or in respect of any of the property, assets, undertaking or goodwill of any of the Vsource Companies, save and except in the ordinary course of business;

(k)	cancel any order of purchase commitment in respect of any fixed assets required in the ordinary course of business of any of the Vsource Companies;
(l)	dispose of any fixed asset in any of the Vsource Companies, save and except in the ordinary course of business;
(m)	enter into any long term or abnormal contract or capital commitment involving any of the Vsource Companies, save and except in the ordinary course of business;
(n)	do anything not in the ordinary and proper course of the Business or the business of the Japanese and Taiwanese Vsource Companies;
(o)	alter the memorandum and articles of association or constituent documents of any of the Vsource Companies;

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(p)	make any material change to any agreements entered into by any of the Vsource Companies, save and except in the ordinary course of business and/or do or cause or allow to be done or omitted to be done any act or thing which would result (or be likely to result) in a breach of any of the covenants, obligations and/or liabilities of any of the Vsource Companies under such agreements;

(q)	make any variation to the terms and conditions of engagement of the directors, officers or employees of any of the Vsource Companies, including the existing remuneration or benefits payable to the existing directors, officers or employees or any of them;

(r)	permit any of the policies of insurance of any of the Vsource Companies, to be void or voidable;
(s)	take any action or perform or do any deed, thing or matter which would cause the Vendor to cease becoming the registered or beneficial owner of the Sale Shares or any part thereof and upon the transfer of the Japanese and Taiwanese Vsource Shares by the Vendor to the Company, cause the Company to cease becoming the registered or beneficial owner of the Japanese or Taiwanese Vsource Shares (as the case may be); and

(t)	do or cause or allow to be done or omitted to be done any act or thing which would result (or be likely to result) in any of the Vsource Companies, incurring any material contingent liability or in the material diminution of the value of the Vsource Companies.

9.3          The parties hereby agree that as between the date of this Agreement and the Completion Date, the Vendor shall use its best endeavours to procure that the Vendor and/or the Company shall:

(a)	maintain sufficient working capital in each of the Vsource Companies to meet overhead cost and expenses and to sustain resources required for the efficient running of its business;
(b)	provide access to and extend all necessary assistance to the Purchaser, its agents or representatives for the purposes of the Due Diligence Review;
(c)	maintain each of the Vsource Companies' hardware, software, equipment and other tangible property in good repair, order and condition, except for depletion or depreciation caused by ordinary wear and tear and damage by unavoidable casualty;

(d)	perform in all material respects its obligations to the existing customers under the relevant agreements, other contracts and instruments relating to or affecting the assets of each of the Vsource Companies and its business;

(e)	maintain each of the Vsource Companies' books of accounts and records in the usual, regular and ordinary manner in each of their respective jurisdictions;
(f)	comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the Vsource Companies and the conduct of their businesses under the applicable laws of Malaysia, Japan and/or Taiwan; and

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(g)	promptly advise the Purchaser in writing of any material adverse change in the financial condition, operations, business or prospects of the Vsource Companies including but not limited to any claims or potential litigation proceedings brought by third parties against the any of the Vsource Companies.

9.4          The Vendor further covenants and undertakes with the Purchaser that it shall, between the date of this Agreement and the Completion Date, enter into such agreements as may be necessary to dispose of its shareholding in the Company amounting to the Investors' Shares, to the Investors which will be introduced by the Purchaser to the Vendor, upon terms and conditions substantially similar to those set out herein (including the basis for arriving at the purchase price) or upon such other terms and conditions that may be mutually agreed between the Vendor and the Investors.

9A	UNDERTAKINGS UPON COMPLETION

9A.1          Following the Completion of this Agreement, the Vendor hereby undertakes to procure that the Company do deliver to the Purchaser, the following documents at the following times:

(a)	the annual operating budget and capital expenditure plan of the Company, at least thirty (30) days prior to the beginning of each fiscal year;
(b)	the audited financial statements of the Company, within sixty (60) days after the end of each fiscal year; and
(c)	the monthly management accounts of the Company, within twenty (20) days after the end of each calendar month.

9A.2.          For the avoidance of doubt, the financial statements referred to in Clause 9A.1 shall include those of the Company, the Japanese and Taiwanese Vsource Companies (where applicable) and shall be provided on a consolidated basis in accordance with generally accepted accounting principles and practices and approved accounting standards prevailing in Malaysia. The covenants and undertakings set out in Clause 9A.1 herein shall survive the Completion of this Agreement.

9B	COVENANTS AND UNDERTAKINGS AS SHAREHOLDERS UPON COMPLETION

9B.1          In furtherance of the parties' intentions to regulate their relationship as shareholders of the Company after the Completion Date and in the event that the IPO Exercise is not completed or does not take place within six (6) months from the Completion Date, or is not reasonably expected by the parties to be completed or take place reasonably soon thereafter, both parties hereby covenant and undertake with each other that they will, in good faith, negotiate and enter into a shareholders' agreement ("Shareholders' Agreement"), which will inter alia, provide that all matters classified as reserved matters ("Reserved Matters") in the Shareholders' Agreement, shall be decided unanimously by the Vendor and the Purchaser.

9B.2          The parties further acknowledge that whilst they have not, as of the date hereof, conclusively agreed on all matters to be classified as Reserved Matters in the Shareholders' Agreement, they shall agree in principle, that the Reserved Matters shall include, but shall not be

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limited to any proposals to change the business direction of the Company, the constitution of the Company or any other proposals, which if implemented, will have a Material Adverse Effect or Material Impact on the Company, the Vendor or the Purchaser.

9B.3          For the avoidance of doubt, the covenants and undertakings set out in Clause 9B herein shall survive the Completion of this Agreement.

10.	TERMINATION OF THE AGREEMENT
10.1	Termination by the Vendor: If, prior to or on the Completion Date:-
(a)	the Purchaser defaults in the performance of its payment obligations contained in Clause 6.2 (b) herein;
(b)	there is a material breach of representation or warranty or a breach of material representation or warranty (as the case may be), which is made by the Purchaser in this Agreement; or
(c)	there is a material breach of any of the terms or conditions herein or a breach of any of the material terms or conditions herein (as the case may be), or a failure to perform or observe any material covenant, undertaking or obligation in this Agreement by the Purchaser (save for the obligation to make payment of the Purchase Price); or

(d)	a petition for winding up is presented against any of the Vsource Companies and/or the Purchaser which is not disputed by the relevant Vsource Company and/or the Purchaser pursuant to the applicable laws under each of their respective jurisdictions; or

(e)	an order is made, a shareholder(s)' resolution is passed or any legislation enacted for the winding up of any of the Vsource Companies and/or the Purchaser pursuant to the applicable laws under each of their respective jurisdictions; or

(f)	an administrator, a receiver and/or manager is appointed by the Court or any creditor pursuant to a debenture or any other security document in favour of such creditor over the undertakings, assets and properties of any of the Vsource Companies and/or the Purchaser or any part of their/its assets and properties pursuant to the applicable laws under each of their respective jurisdictions, then the Vendor shall in case of Clauses 10.1(b) and (c) above, be entitled to specific performance of this Agreement against the Purchaser; or in all cases referred to above, opt to terminate this Agreement with immediate effect by giving written notice to the Purchaser prior to or on Completion Date and after service of such notice whereupon:-

(i)	no party shall have any further obligation to buy or sell the Sale Shares;
(ii)	the Vendor shall be entitled to retain the Deposit Sum together with all interests accrued thereon, calculated from the date of this Agreement to the date the Deposit Sum is received by the Vendor ("Vendor's Accrued Interest"), as agreed liquidated damages in cases where the termination arose as a result of Clause 10.1(a), (b) or (c) above and the Vendor's Solicitors shall be authorised to

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release the Deposit Sum together with the Vendor's Accrued Interest to the Vendor within seven (7) Business Days from the date of determination of the breach referred to in either Clause 10.1(a),(b) or (c) above by the parties;

(iii)	each party shall, within seven (7) Business Days of such termination notice, return to the other all such documents received by such party from the other(if applicable);
PROVIDED THAT the Vendor may exercise its right of termination under Clause 10.1 without affecting any of its other rights and remedies as may be available to the Vendor at law or in equity or as specified in this Agreement to claim for damages which it has suffered or incurred as a result of such breach by the Purchaser, including all fees, costs and expenses arising from or incidental to the sale of the Sale Shares by the Vendor to the Purchaser.

10.2	Termination by the Purchaser: If, prior to or on the Completion Date -
(a)	there is a material breach of representation or warranty or a breach of material representation or warranty (as the case may be), which is made by the Vendor in this Agreement;
(b)	there is a material breach of any of the terms or conditions herein or a breach of any of the material terms or conditions herein (as the case may be), or a failure to perform or observe any material covenant, undertaking or obligation in this Agreement by the Vendor;

(c)	a petition for winding up is presented against any of the Vsource Companies and/or the Vendor which is not disputed by the relevant Vsource Company and/or the Vendor pursuant to the applicable laws under each of their respective jurisdictions;

(d)	an order is made, a shareholder(s)' resolution is passed or any legislation enacted for the winding up of any of the Vsource Companies and/or the Vendor pursuant to the applicable laws under each of their respective jurisdictions; or

(e)	an administrator, a receiver and/or manager is appointed by the Court or any creditor pursuant to a debenture or any other security document in favour of such creditor over the undertakings, assets and properties of any of the Vsource Companies and/or the Vendor or any part of their/its assets and properties pursuant to the applicable laws under each of their respective jurisdictions;

then the Purchaser shall be entitled to:-
(i)	in respect of Clause 10.2.(a) and/or (b) above, specific performance of this Agreement against the Vendor and all such reliefs flowing therefrom; or
(ii)	in all cases, opt to terminate this Agreement with immediate effect by giving written notice to the Vendor prior to or on the Completion Date and after service of such notice whereupon:-
(aa)	no party shall have any further obligation to buy or sell the Sale Shares;

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(bb)	the Purchaser shall be entitled to the refund of the Deposit Sum together with all interest accrued thereon, calculated from the date of this Agreement to the date the Deposit Sum is refunded and received by the Purchaser ("Purchaser's Accrued Interest") whereby the Vendor shall release the Deposit Sum together with the Purchaser's Accrued Interest to the Purchaser within seven (7) Business Days of the notice of termination;

(cc)	the Purchaser shall be entitled to agreed liquidated damages, a sum equivalent to the Deposit Sum and the Purchaser's Accrued Interest ("ALD Sum"), in cases where the termination arose as a result of Clause 10.2.(a) and/or (b) above and the Vendor shall pay to the Purchaser the ALD Sum within seven (7) Business Days of the date of determination of the breach referred to in either Clause 10.2(a) or (b) above by the parties;

(dd)	each party shall, within seven (7) Business Days of such termination notice, return to the other all such documents received by such party from the other;
PROVIDED THAT the Purchaser may exercise its right of termination under Clause 10.2 without affecting any of its other rights and remedies as may be available to the Purchaser at law or in equity or as specified in this Agreement to claim damages which it has suffered or incurred as a result of such breach by the Vendor including all fees, costs and expenses arising from or incidental to the acquisition of the Sale Shares by the Purchaser from the Vendor.

10.3.          Disclosure Undertaking by Vendor: For the purpose of Clause 10.2, the Vendor undertakes to disclose in writing to the Purchaser immediately of any event or circumstances which may arise or become known to it after the date of this Agreement and prior to the Completion Date which is materially inconsistent with:-

(a)	any of the representations or warranties set out herein; or
(b)	any of the undertakings of the Vendor under this Agreement;

and which could reasonably be expected to affect a purchaser for value of the Sale Shares or which may entitle the Purchaser or any other party to make a claim under this Agreement or against the Purchaser pursuant to the terms of this Agreement. For the avoidance of doubt, such disclosure shall not form part of the Updated Disclosure Letter save and unless it meets the requirements set out in Clause 5.3 herein.

11.	INDEMNITY

11.1          Subject to the limitations on liability set out in Clause 12 herein, the Vendor hereby agrees to indemnify the Purchaser against all claims, actions, damages, liabilities, outgoings, losses, costs (including legal costs on a solicitor and client basis) and expenses which the Purchaser directly suffers or incurs or is liable for in respect of:-

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(a)	this Agreement for:-
(i)	a material breach of a warranty or representation or breach of a material warranty or representation made by the Vendor; or
(ii)	any warranty or representation not being true and correct in all respects; or
(iii)	any material breach or default by the Vendor of its obligations and undertakings or any breach or default by the Vendor of its material obligations and undertakings given under this Agreement;
(b)	any fine, penalty or interest charged on the any of the Vsource Companies arising out of the default attributable to the Vendor before the Completion Date; or
(c)	any valid action, suit, proceeding or claim by the Purchaser against the Vendor in the enforcement or attempted enforcement of the terms of this Agreement.

11.2          Subject to the limitations on liability set out in Clause 12 herein, the Purchaser hereby agrees to indemnify the Vendor against all claims, actions, damages, liabilities, outgoings, losses, costs (including legal costs on a solicitor and client basis) and expenses which the Vendor directly suffers or incurs or is liable for in respect of:-

(a)	this Agreement for:-
(i)	a material breach of a warranty or representation or breach of a material warranty or representation made by the Purchaser; or
(ii)	any warranty or representation not being true and correct in all respects; or
(iii)	any material breach or default by the Purchaser of its obligations and undertakings or any breach or default by the Purchaser of its material obligations and undertakings given under this Agreement;
(b)	any valid action, suit, proceeding or claim by the Vendor against the Purchaser in the enforcement or attempted enforcement of the terms of this Agreement.

11.3          For the avoidance of doubt, the indemnities given pursuant to Clause 11.1 and 11.2 shall, where applicable, survive the completion of this Agreement and shall not extend to damages for loss of future profits or other indirect economic or consequential losses.

12	LIMITATIONS ON LIABILITY

12.1          The parties hereby agree to the following limitations on liability in respect of all claims made by one party against the other for any breach of any of the party's obligations, representations, warranties, covenants and undertakings under this Agreement, the Disclosure Letter and the Updated Disclosure Letter:

(a)	the maximum liability of either party in respect of any or all claims shall not exceed One Hundred Per centum (100%) of the Purchase Price for the Sale Shares;

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(b)	any and all individual claims must be combined to exceed Ringgit Malaysia Five Hundred Thousand (RM500,000) before a single composite claim may be brought against either party; and
(c)	all claims (save for claims relating to a breach of either parties' mutual covenants and undertakings pursuant to Clauses 9A and 9B herein), must be made, instituted or issued within twelve (12) months from the Completion Date.

13.	CONFIDENTIALITY

13.1          Except as permitted in Clauses 13.2 and 13.6 below, each party shall procure that each party, its employees, officers, agents and professional advisors must treat as strictly confidential all information received or obtained by the party as a result of entering into or performing this Agreement, including any confidential, technical, commercial, financial or other information of or concerning the business or affairs of the other party ("Confidential Information") unless specifically agreed to between the parties save and except where the Purchaser or the Vendor is required to make such announcement as may be required by law or KLSE.

13.2          A party, its employees, officers, agents, representatives or professional advisors may disclose information which would otherwise be classified as Confidential Information if and to the extent:

(a)	that is required to be disclosed by law or any securities exchange or regulatory or governmental body to which it is subject, wherever situated;
(b)	that is known to the party receiving the information prior to the same being disclosed to it pursuant to this Agreement;
(c)	that it considers necessary to disclose the information to its professional advisors or auditors provided that the party does so on a confidential basis; or
(d)	that the information has come into the public domain through no fault of that party and other than by reason of breach by any party or any of its employees, officers, agents, representatives or professional advisors in connection with its obligations herein.

13.3	The parties agree that:
(a)	monetary damages alone would not be adequate compensation to a party for a breach by the other party of the provisions of Clause 13.1 herein;
(b)	a party may seek an injunction from a court of competent jurisdiction if:
(i)	the other party fails to comply or threatens to fail to comply with the provisions of Clause 13.1 herein; or
(ii)	that party has reason to believe that the other party will not comply with the provisions of Clause 13.1 herein.

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13.4          The provisions of Clause 13.1 will survive the termination of this Agreement. In the event that this Agreement is terminated, the parties shall promptly return to each other and the Company, (as the case may be), all documents and other written materials so obtained herein.

13.5          Each of the parties shall indemnify and keep each other fully and effectively indemnified against any loss, damage, cost and expense which the latter party may directly suffer or which the first party knew the latter party would be likely to suffer as a result of or in connection with any breach of the confidentiality provisions referred to in Clause 13.1 herein

13.6          For the avoidance of doubt, both parties acknowledge that under the applicable securities laws and regulations of Malaysia and U.S, each party will be required to publicly disclose the execution of this Agreement, a copy of this Agreement and a summary of the terms of the transactions contemplated under this Agreement, and both parties hereby consent to such disclosure.

14.	NOTICES

14.1          Any notice, or other communication, including, but not limited to any request, demand, consent or approval to or by a party under this Agreement must be in writing and in English, addressed to the relevant persons named below:-

(a)	The Vendor
Address:	7855 Ivanhoe Avenue Suite 200 La Jolla, California 92037 USA
Attention:	Chief Financial Officer
Fax No:	+1 (858) 456-4878
with a copy to:
Address:	Vsource (Asia) Ltd Unit 501, AXA Centre 151 Gloucester Road Wanchai, Hong Kong
Attention:	General Counsel
Fax No:	+852 2523-1344
(b)	The Purchaser
Address:	Symphony House Berhad Level 17, Menara Milennium Jalan Damanlela

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Pusat Bandar Damansara 50490 Kuala Lumpur
Attention:	Y Bhg Dato' Azman Yahya/Ahmad Zulqarnain Onn
Fax No:	603-2715 7677

14.2          A notice sent:-

(a)	by hand shall be deemed to have been served on the day of delivery;
(b)	by telefax shall be deemed to have been served upon confirmation of completion of transmission;
(c)	by registered post shall be deemed to have been served on the 5th Business Day after posting, and in proving service, it shall be sufficient to prove that the notice was properly addressed and posted.
15.	TIME OF THE ESSENCE

15.1          The parties hereby mutually agree that time shall be of the essence in this Agreement.

16.	COSTS AND STAMP DUTY

16.1          Save as otherwise provided in this Agreement, each party shall bear its own costs and expenses incurred in relation to or in connection with the negotiation, preparation and execution of this Agreement.

16.2          The Purchaser shall bear all stamp duty chargeable on this Agreement and on the transfer of the Sale Shares .

17.	AMENDMENTS AND NON-WAIVER

17.1          A variation or an amendment of any term of this Agreement must be in writing and signed by or on behalf of the parties.

17.2          No failure or delay on the part of any party in exercising any power or right under this Agreement shall operate as a waiver of such power or right nor shall the knowledge or acquiescence by any party hereto of or in breach of any terms or conditions of this Agreement, constitute a waiver of such terms or conditions.

17.3          No waiver by any party of a breach of any term or condition of this Agreement shall constitute a waiver of any subsequent breach of the same or any other term or condition of this Agreement.

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17.4          No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by or on behalf of the parties.

18.	ENTIRE AGREEMENT

18.1          This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, representations or agreements, whether oral or written.

19.	BINDING EFFECT

19.1          This Agreement shall be binding on and shall enure for the benefit of the successors and permitted assigns of each party.

20.	GOVERNING LAW

20.1          This Agreement shall be governed by and construed in accordance with the laws of Malaysia and each party hereby irrevocably submits to the exclusive jurisdiction of the courts of Malaysia.

(The rest of this page has been intentionally left blank)

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on the day and year above written.

THE VENDOR
SIGNED by	)
)
for and on behalf of	)
Vsource Inc	)
in the presence of	)

THE PURCHASER
SIGNED by Y Bhg Dato' Azman Yahya	)
)
for and on behalf of	)
SYMPHONY HOUSE BERHAD (Co No 592563-P))
in the presence of	)

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SCHEDULE 1

REPRESENTATIONS AND WARRANTIES ON THE PART OF THE VENDOR

Save as otherwise excepted, qualified or limited by the Vendor to the Purchaser by way of disclosure in the Disclosure Letter or the Updated Disclosure Letter (as the case may be), of facts, circumstances or matters relating to or concerning the Vendor, the Vsource Companies or any other matter or thing relevant to the Agreement, the Vendor hereby represents and warrants to the Purchaser as follows:-

1.	The Sale Shares and the Japanese and Taiwanese Vsource Shares

1.1          The Sale Shares and the Japanese and Taiwanese Vsource Shares (prior to their transfer to the Company) are held and beneficially owned by the Vendor free from all claims, encumbrances, interests, rights, charges, liens, mortgages or pledges. Upon the transfer of the Japanese and Taiwanese Vsource Shares from the Vendor to the Company, the Vendor further warrants that Japanese and Taiwanese Vsource Shares will be held and beneficially owned by the Company free from all claims, encumbrances, interests, rights, charges, liens, mortgages or pledges

1.2          Save as provided for under this Agreement, there is not now, nor is there any agreement or arrangement to create any claim, encumbrance, interest, right, charge, lien, mortgage or pledge over any of the Sale Shares or the Japanese and Taiwanese Vsource Shares nor are the Sale Shares or the Japanese and Taiwanese Vsource Shares the subject of any rights to acquire or options.

1.3          Save as provided for under this Agreement, there is no restriction, contractual or otherwise binding on the Company against the sale and transfer by the Vendor to the Purchaser of the Sale Shares, or the sale and transfer by the Vendor to the Company of the Japanese and Taiwanese Vsource Shares, and the Vendor is and will be competent and entitled on Completion Date to transfer the legal and beneficial ownership of the Sale Shares to the Purchaser and of the Japanese and Taiwanese Vsource Shares to the Company, free from all claims, encumbrances, interests, rights, charges, liens, mortgages or pledges.

2.	Corporate Information, Records, Memorandum and Articles of Association

2.1          To the best of the knowledge and belief of the Vendor, such statements in the Recitals to this Agreement as they relate to the Vendor and the Company (and where applicable, the Japanese and Taiwanese Vsource Companies), are true and accurate in all respects.

2.2          Save for its shareholding in the Japanese and Taiwanese Vsource Companies (upon the transfer of the Japanese and Taiwanese Vsource Shares from the Vendor to the Company), the Company does not hold any equity interest in any other company or corporation.

2.3          To the best of the knowledge and belief of the Vendor, the registers of members of the Vsource Companies and other registers, all material records, statutory and minute books have been properly kept, are up-to-date and contain substantially true and accurate records of all matters required to be recorded therein in accordance with all legal requirements applicable thereto, do not contain any material inaccuracies or discrepancies and all such books, records and

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documents (including documents of title) which are the property of each of the Vsource Companies, are in the respective Vsource Company's possession or under its control.

2.4          To the best of the knowledge and belief of the Vendor, all accounts, documents and returns material to the operations of the Vsource Companies and which are required to be delivered or made to the relevant regulatory authorities under the applicable laws of Malaysia, and similar laws thereto in Japan and Taiwan, have been duly and correctly delivered or made and contain information in accordance with generally accepted principles relating to all transactions to which each of the Vsource Companies has been a party.

2.5          No notification from the Companies Registrar, Companies Commission or other equivalent authority that any of the foregoing in sections 2.3 and 2.4 is incorrect or should be rectified has been received.

3.	Share Capital

3.1          Other than the issuance of shares by the Company to the Vendor in consideration for the Japanese and Taiwanese Vsource Shares, the sale of the Sale Shares pursuant to this Agreement and the sale of shares of the Company by the Vendor pursuant to the sale and purchase agreement to be executed between the Vendor and the Investors, there are no valid and enforceable agreements or other arrangements which provide for the present or future issue, allotment or transfer of or accordance to any person of the right (absolute or conditional) to call for the issue, allotment or transfer of, any share or loan capital of any of the Vsource Companies including (without limitation) any option or right of pre-emption or conversion.

3.2          Since the Last Accounting Date:-

3.2.1	save for the issuance of share capital by the Company for the acquisition of the Japanese and Taiwanese Vsource Shares, no share or loan capital of any of the Vsource Companies has been issued or allotted and none of the Vsource Companies has agreed to issue or allot whether conditionally or absolutely, any share or loan capital;

3.2.2	none of the Vsource Companies has reduced its share capital;
3.2.3	no dividend or other distribution of profits has been declared, made or paid by any of the Vsource Companies except out of profits.

3.3          All the issued shares of the Vsource Companies are fully paid-up and none of the Vsource Companies has exercised or purported to exercise or claim any lien over any of them.

3.4          No allotment, issue or transfer of share capital in each of the Vsource Companies has been made in contravention of its memorandum and articles of association or constituent documents or the provisions of the Act or of any similar laws thereto in Japan or Taiwan.

3.5          None of the Vsource Companies has issued any redeemable preference shares or other convertible securities to any third party nor has any person the right to call for the issue of any share or loan capital in any of the Vsource Companies by reason of any conversion rights or under any option or other agreement.

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3.6          None of the Vsource Companies has given any financial assistance for the purchase of its own shares or that of the Vendor's in contravention of section 67 of the Act or of any similar laws thereto in Japan or Taiwan.

3.7          None of the Vsource Companies has entered into any arrangement involving the acquisition from or disposal to its directors, substantial shareholders (as defined by section 69D of the Act) or persons connected (as defined by section 122A of the Act) with any of them or otherwise in breach of section 132E or 132G of the Act or of any similar laws thereto in Japan or Taiwan.

3.8          None of the Vsource Companies has granted loans, given guarantees or security in contravention of sections 133 and 133A of the Act or of any similar laws thereto in Japan or Taiwan.

4.	Audited Accounts and Completion Accounts

4.1          The financial year for the Company ends on 31 January and that of the Japanese and Taiwanese Vsource Companies ends on 31 January respectively.

4.2          The copies (certified as true by a director or the company secretary or competent person of the relevant Vsource Company) of the Audited Accounts and the Completion Accounts supplied/to be supplied to the Purchaser are true and correct copies of the Accounts.

4.3          Based on applicable accounting and tax principles, the Audited Accounts and where applicable, the Completion Accounts:

4.3.1	have been and will be prepared on a consistent basis in accordance with generally accepted accounting principles and practices and approved accounting standards prevailing in Malaysia, Japan and Taiwan, as applicable;

4.3.2	to the best of the knowledge and belief of the Vendor, comply with the requirements of the Act and all other similar regulatory provisions thereto in Japan and Taiwan;
4.3.3	show a true and fair view of the state of affairs, financial position, assets and liabilities of each of the Vsource Companies and its results for its financial period ending on the Last Accounting Date and the Completion Accounts Date;

4.3.4	make provision for the depreciation of the fixed assets of each of the Vsource Companies in accordance with generally accepted accounting principles and practices and approved accounting standards prevailing in Malaysia, Japan and Taiwan, as applicable;

4.3.5	make full provision for all bad and/or doubtful debts of each of the Vsource Companies in accordance with generally accepted principles and practices and approved accounting standards prevailing in Malaysia, Japan and Taiwan, as applicable;

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4.3.6	make full provision for all taxation for which each of the Vsource Companies was liable;
4.3.7	set out all such reserves or provisions for taxation as was advised by each of the Vsource Companies' tax advisers to make on the basis of the rates of tax in force as at the relevant dates in respect of transactions occurring before the Last Accounting Date and where relevant, at the Completion Accounts Date.

4.4          Based on applicable accounting and tax principles, all liabilities or outstanding capital commitments of each of the Vsource Companies as at its Last Accounting Date have been included in the Audited Accounts and where relevant, will be included in the Completion Accounts as at the Completion Accounts Date:

4.4.1	by way of a provision or reserve; or
4.4.2	in the case of a liability which was contingent, unquantified or disputed, by way of a note disclosing and stating the likely amount which has been or could be claimed and the likelihood, in the opinion of the directors of the relevant Vsource Company, of the materialisation or success of such a claim.

4.5          The accounting and other books, ledgers, financial and other records of each of the Vsource Companies are in its possession.

4.6          To the best of the knowledge and belief of the Vendor, none of the Vsource Companies has entered into any contract or arrangement or transaction which is an off-balance sheet item having a material adverse effect on the financial condition of the Vsource Companies.

4.7          All assets required to be disclosed as assets of the Vsource Companies pursuant to applicable accounting standards and principles are stated in the Audited Accounts and as at the Completion Accounts Date, will be stated in the Completion Accounts (except for such items as have been disposed of or realised by any of the Vsource Companies in the ordinary course of business) and shall continue to remain in the absolute beneficial ownership of the relevant Vsource Company and to the best of the knowledge and belief of the Vendor, are free from any claims, encumbrances, interests, rights, charges, liens, mortgages or pledges over its assets, hire or hire purchase agreement or leasing agreement or agreement for payment on deferred terms (other than those disclosed in the Audited Accounts or the Completion Accounts).

4.8          The particulars of the balance on each of the Vsource Companies' bank accounts will be made available to the Purchaser within a reasonable time from the date hereof and it has no bank accounts other than those mentioned in such particulars and since the date of such particulars, there has been no payment out of such bank accounts except for routine payments.

5.	Business of the Vsource Companies

5.1          Since the Last Accounting Date (save and except as disclosed in the Management Accounts):-

5.1.1	there has been no material adverse change in the financial position any of the Vsource Companies or in the value or state of the assets or amount or nature of its liabilities;

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5.1.2	none of the Vsource Companies has disposed of any asset or assumed or incurred any outstanding material capital commitment or any material liability (whether actual or contingent) otherwise than in the ordinary course of business;

5.1.3	each of the Vsource Companies has carried on its business in the ordinary course of business without interruption and as a going concern; and
5.1.4	each of the Vsource Companies has conducted its business in all material respects in accordance with all applicable laws, regulations and requirements of Malaysia or any similar laws thereto in Japan and Taiwan and any relevant foreign country or authority and there is no order, decree or judgment of any court or any governmental or other competent authority or agency of Malaysia, Japan or Taiwan or any foreign country outstanding against any of the Vsource Companies or any person for whose acts any of the Vsource Companies is vicariously liable which may have a material adverse effect upon the assets or business of the Vsource Companies.

5.2          Having regard to the existing bank and other facilities available to the Vsource Companies and on the assumption that they are renewed on the same terms and conditions as they fall due, to the best of the knowledge and belief of the Vendor, each of the Vsource Companies has sufficient working capital for the purposes of continuing to carry on its business in its present form and at its present level of turnover for a period of twelve (12) months after the Completion Date and for the execution, carrying out and fulfillment of all terms, orders, projects and contractual obligations which have been placed with or undertaken by each of the Vsource Companies.

5.3          There are no powers of attorney in force relating to the operations of any of the Vsource Companies given by it to any person to enter into any contract or commitment or do anything on its behalf other than authority to employees to enter into routine contracts in the normal course of their duties.

6.	Borrowings ∓ Lending

6.1          As at the date of this Agreement, the total amount borrowed by each of the Vsource Companies from its bankers does not exceed the limit of its facilities and does not exceed any limitation on the borrowing powers contained in its articles of association or constituent document or in any debenture or other agreement or arrangement binding on it.

6.2          Save as disclosed in the Audited Accounts or the Management Accounts, none of the Vsource Companies has any outstanding:

6.2.1	borrowing or indebtedness in the nature of borrowings including (without limitation) any bank overdrafts, liability under acceptances or any acceptance credit; or
6.2.2	indebtedness due to any of its present or former directors or to any of its shareholders (other than remuneration accrued or due or reimbursement of business expenses); or
6.2.3	claims, encumbrances, interests, rights, charges, liens, mortgages or pledges over its assets.

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6.3          None of the Vsource Companies has, otherwise than in the ordinary course of its business, lent any money which has not been repaid to it.

6.4          In relation to any claims, encumbrances, interests, rights, charges, liens, mortgages or pledges over its assets or guarantee or bank overdraft, borrowing or other financial facility currently available to or financial obligations currently incurred by each of the Vsource Companies:

6.4.1	the relevant Vsource Company has not been notified of:-
(a)	any contravention of or non-compliance by it of any provision of any relevant document;
(b)	the enforcement of any such claims, encumbrances, interests, rights, charges, liens, mortgages or pledges over its assets;
(c)	the issue of any demand for the immediate repayment of an overdraft, borrowing or other financial facility before the due date for such repayment; and
(d)	any alteration to the terms and conditions of any credit arrangement or facility currently available to it, all of which are in full force and effect;
which would have a Material Adverse Effect on the business or financial condition of the Vsource Companies;
6.4.2	details of all claims, encumbrances, interests, rights, charges, liens, mortgages or pledges over its assets, guarantees, bank overdraft, borrowings and other financial facilities currently available to or financial obligations currently incurred by each of the Vsource Companies will be made available by the Vendor to the Purchaser within a reasonable time after the date hereof;

6.4.3	where applicable and subject to the lenders' consent or approval of the change of shareholding contemplated by this Agreement, to the best of the knowledge and belief of the Vendor, neither the Vendor nor any of the Vsource Companies has done anything by which the continuance of such credit arrangements and facilities currently available to each of the Vsource Companies might be affected or prejudiced; and

6.4.4	none of the aforesaid credit arrangements and facilities are dependent on the guarantee of or security provided by any party other than the Vendor.

6.5          None of the Vsource Companies has:

6.5.1	discounted or factored any of its debts or engaged in financing of a type which could not be required to be shown or reflected in the Audited Accounts and where relevant, in the Completion Accounts; or

6.5.2	become liable to repay or prepay any loan or loan capital or indebtedness in advance of its maturity date.
7.	Licences, Consents, Permits, Approvals

7.1          All necessary material licences, consents, permits, approvals and authorisations have been obtained by each of the Vsource Companies under the applicable laws of Malaysia or any similar laws thereto in Japan and Taiwan, to enable each of the Vsource Companies to carry on its business effectively in the places and in the manner in which such business is now carried on and

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all such licences, consents, permits, approvals and authorisations are in full force and effect and to the best of the knowledge and belief of the Vendor, the Vendor knows of no reason why any of them should be suspended, cancelled and revoked. There are no required licences, consents, permits, approvals and authorisations which have not been granted or issued due to the inaction of any of the Vsource Companies and any non-issue of licences, consents, permits, approvals or other authorization, due to the default of any of the Vsource Companies.

7.2          All material reports, returns and information required by law or as a condition of any material licence, consent, permit, approval or other authorisation to be made or given to any person or authority in connection with each Vsource Company's business, have been made or given to the appropriate person or authority.

8.          Assets

8.1          Each of the Vsource Companies is the beneficial owner of and has good title to, possession and control of its material assets.

9.          Contracts ∓ Arrangements

9.1          Save as disclosed in the Audited Accounts or the Management Accounts, none of the Vsource Companies is a party to:

9.1.1	any joint venture, consortium or other partnership agreement or arrangement not made in the ordinary course of business;
9.1.2	any guarantee, warranty, undertaking or contract for indemnity or for suretyship under which the relevant Vsource Company assumes a prospective or contingent liability otherwise than in the ordinary course of its business; or any unlimited undertaking or indemnity given in favour of its clients or third parties in the ordinary course of business;

9.1.3	any long term or abnormal contract or undertaken any obligations with any third party except in the ordinary course of its business. "Long term contract" means a contract exceeding a term of twelve (12) months or is otherwise not terminable by giving three (3) months' notice in writing.

For the avoidance of doubt, the representations made under Clause 9.1 only relate to contracts which have a value of at least Ringgit Malaysia Five Hundred Thousand (RM500,000.00) or higher.

9.2          To the best of the knowledge and belief of the Vendor, the terms of all contracts have been complied with by each of the Vsource Companies and by the other parties to the contracts in all material respects and there are no circumstances likely to give rise to a default by any of the Vsource Companies or by the other parties under any such contract that would result in a Material Adverse Effect on the business or financial condition of the Vsource Companies.

9.3          There is no outstanding contract of service between any of the Vsource Companies and any of its directors, officers or employees which is not terminable by the relevant company without compensation by giving no more than three (3) months' notice in writing.

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9.4          The list of customers of each of the Vsource Companies and all relevant contracts required to be executed in relation to these customers will be provided in the course of the Due Diligence Review.

10.          Intellectual Property Rights and Technology

10.1          None of the Intellectual Property rights and Technology of the Vsource Companies have been subjected to any revocation or claim for infringement or passing-off action. In addition, to the best of the knowledge and belief of the Vendor, each of the Vsource Companies has complied with and shall continue to comply with all the legal and regulatory requirements within all laws having jurisdictions over it including new laws or regulations introduced by the relevant authority from time to time.

10.2          Each of the Vsource Companies, its employees and authorised agents are fully licensed to use the Technology and neither the relevant company, its employees nor authorised agents have breached any of the terms or conditions of such licences. For the avoidance of doubt, reference to licences in section 10 of this Schedule shall include all sub-licences and third party rights. Where necessary, each of the Vsource Companies has been duly authorized by the software owners to modify, alter and configure all existing software to suit its business operations and customer specifications.

10.3          None of the Vsource Companies has disclosed or to the best of the knowledge and belief of the Vendor, permitted the disclosure to any person of any of its Intellectual Property rights, Technology, data information pertaining to the Business or its business or lists of customers or suppliers, save to persons who have been properly authorised by the relevant Vsource Company to accept such information.

10.4          None of the Vsource Companies carry on business under any name other than under its current name.

11.          Litigation and Insolvency

11.1          Subject to Clause 15 herein, none of the Vsource Companies has been notified of any civil, criminal or arbitration proceedings pending or threatened against it .

11.2          None of the Vsource Companies has been notified of any investigation or inquiry into it by any government department or agency, governmental, public or regulatory authority.

11.3          None of the Vsource Companies has:

11.3.1	engaged in any material litigation or arbitration proceedings;
11.3.2	given any undertaking to any court or to any third party arising out of any legal proceedings;

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11.3.3	stopped or suspended payment of its debts, become unable or is deemed unable to pay its debts under section 218(2) of the Act or of similar laws thereto in Japan or Taiwan;
11.3.4.	been nor is the subject of an action taken for or with a view to its winding-up (whether compulsory or voluntary) pursuant to the Act or of similar laws thereto in of Japan or Taiwan;
11.3.5	had any receiver and manager or administrators appointed over it or the whole or any part of its assets or undertakings;
11.3.6	entered into dealings with any of its creditors with a view to avoiding or in expectation of insolvency;
11.3.7	entered into any scheme of arrangement or reconstruction under section 176 of the Act or of any similar schemes pursuant to similar laws thereto in Japan or Taiwan;
11.3.8	had any unsatisfied judgment or order (including injunction orders) against it nor any written demand against it; or
11.3.9	is not subject to any distress, execution or other legal process.

11.4          No governmental or official investigation or inquiry concerning any of the Vsource Companies has been made or threatened and there are no circumstances which are likely to give rise to any such investigation or inquiry.

12.          Insurance

12.1          Each of the Vsource Companies has at all material times valid insurance cover from reputable insurers over all of its material assets:

12.1.1	against all material risks normally insured against by companies carrying on similar types of business as each of the Vsource Companies or having similar assets including, but without limitation, comprehensive all risks, commercial and general liability insurance and workmen's compensation or employers' liability insurance;

12.1.2	for the full replacement value of the material assets, technology software and equipment therein and for such amount in respect of its business or related to the Business.

12.2          No premium payable in respect of any of the Vsource Companies' material insurance policies are in arrears and none of the Vsource Companies has been notified of any termination of any of its insurance policies by reason of any act done or omitted to be done by it.

12.3          All material insurance policies taken out by each of the Vsource Companies are valid and in force at the Last Accounting Date and will continue to be valid and in force at the Completion Accounts Date.

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13.	Consequences of the Acquisition of the Sale Shares by the Purchaser and the acquisition of the Japanese and Taiwanese Vsource Shares by the Company

13.1          The acquisition of the Sale Shares by the Purchaser or the acquisition of the Japanese and Taiwanese Vsource Shares by the Company or compliance with the terms of this Agreement:

13.1.1	to the best of the knowledge and belief of the Vendor, will not cause any of the Vsource Companies to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with it including any of its customers to discontinue to do so on the same basis;

13.1.2	to the best of the knowledge and belief of the Vendor, will not relieve any person of any obligation to any of the Vsource Companies (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by it or to exercise any right whether under an agreement or otherwise in respect of it;

13.1.3	will not conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which any of the Vsource Companies is now a party or any loan or mortgage to which it is a party;

13.1.4	will not result in any present or future indebtedness of any of the Vsource Companies becoming due and payable or capable of being declared due and payable prior to its stated maturity;
13.1.5	to the best of the knowledge and belief of the Vendor, will not result in any material loss to any of the Vsource Companies of any other allowance, deduction or credit available for relief for Taxation purposes against the profit or deemed profits of the relevant Vsource Company; or

13.1.6	will not cause the Company to lose its MSC Status; or
13.1.7	to the best of the knowledge and belief of the Vendor, will not render any of the Vsource Companies liable to any additional material taxation.

14.          Taxation

14.1          Save as disclosed in the Audited Accounts:

14.1.1	all computations, payments and returns, required to be made by each of the Vsource Companies for any Taxation purpose have been made within the requisite time limits and are proper, correct and up to date; and

14.1.2	none of the Vsource Companies is liable to pay any penalty, interest, fine or surcharge in connection with such computation, payments or returns.

14.2          None of the Vsource Companies has been:

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14.2.1	notified of any material dispute with any Taxation Authority; and/or
14.2.2	notified of any inquiry or has been subjected to any investigation audit or visit by any Taxation Authority; and/or
14.2.3	notified of any inquiry or has been subject to any investigation audit or visit by any Officers of Customs;
in relation to its Taxation under the applicable laws of Malaysia, Japan or Taiwan.

14.3          None of the Vsource Companies has entered into or been a party to any scheme or arrangement for which the main purpose or one of the main purposes was the avoidance of, reduction in or deferment of liability for Taxation.

14.4          Each of the Vsource Companies has sufficient records relating to past events to calculate any liability for Taxation or relief from Taxation which might arise.

14.5          To the best of the knowledge and belief of the Vendor, all payments made by each of the Vsource Companies to any person which ought to have been made under deduction or withholding tax (or of sums on account of tax) have been so made and (where required by law) accounted to the appropriate Taxation Authority for the tax so deducted or withheld.

14.6          To the best of the knowledge and belief of the Vendor, none of the Vsource Companies has carried out nor been involved in any transaction in respect of which the relevant Taxation Authority may seek to impose any material additional Taxation.

14.7          All returns, notices and information required to be supplied by each of the Vsource Companies to the Officers of Customs or any other relevant authority have been made within the requisite time limits and are proper, correct and up-to-date.

14.8          Save as disclosed in the Audited Accounts or the Management Accounts, all such documents for transactions entered into by each of the Vsource Companies which are in its possession or under its control and which attract stamp duty, have been properly stamped and no document is presently subjected to adjudication for stamp duty or claims for exemption or relief from payment of stamp duty.

14.9          None of the Vsource Companies has:

14.9.1	disposed of any material asset (including trading stock) or made any supply for any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply is less than the consideration which should have been received for tax purposes; or

14.9.2	entered into or been a party to any transaction which will or may give rise to a material claim for corporation tax on chargeable gains.

15.          Employees

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15.1          The remuneration and other benefits payable to the officers and employees of each of the Vsource Companies pursuant to their relevant service contracts will be disclosed to the Purchaser within a reasonable time after the date hereof.

15.2          None of the Vsource Companies is a party to any profit sharing, incentive, bonus scheme or arrangement with its employees including contractual bonus nor does it contribute towards any pension fund save for contributions required to be made to the EPF, SOCSO or other statutory funds pursuant to similar laws thereto in Japan and Taiwan.

15.3          None of the Vsource Companies is a party to any collective or similar agreement.

15.4          Except for the remuneration payable under their respective letters of employment and as otherwise required by the law, no contribution or payment is required to be made by any of the Vsource Companies in relation to services provided by its officers or employees.

15.5          No senior management (being any personnel holding the office of vice president or any other higher offices) of any of the Vsource Companies has given or received notice terminating his/her employment except as may be expressly contemplated under this Agreement.

15.6          There are no wage or other claims outstanding against any of the Vsource Companies by any person who is now or has been a director, officer or employee of the relevant Vsource Company.

15.7          To the best of the knowledge and belief of the Vendor, each of the Vsource Companies has in relation to each of its employees (and so far as relevant to each of its former employees):

15.7.1	complied with all obligations imposed on it by all relevant employment protection legislation in Malaysia, Japan or Taiwan or any other statute regulation or code of conduct relevant to industrial relations between each of the Vsource Companies and its employees; and

15.7.2	complied with all relevant judicial and/or administrative orders and awards made under the employment protection legislations of Malaysia, Japan and Taiwan.

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SCHEDULE 2

INDICATIVE TERMS RELATING TO THE INTER COMPANY RELATIONSHIP BETWEEN THE VENDOR, THE PURCHASER AND THE COMPANY

ANNEX A

Terms of Service Contracts between the Vsource Companies and the Vendor

Prior to Completion, the Vsource Companies and the Vendor will enter a contract setting out the terms governing the provision of services by the Vsource Companies, as sub-contractors, to clients acquired by the Vendor and the Vendor's affiliates (the "Vsource Services Contract"):

1.          The Vsource Services Contract will relate to the following lines of business introduced to the Vsource Companies by the Vendor or its affiliates (collectively, the "Vendor Group"):

•	Contracts entered into or originated by the Vendor Group with multi-national companies to provide business process outsourcing solutions to such multi-national companies ("MNC BPO Contracts"); and
•	Contracts entered into or originated by the Vendor Group with small and medium-sized companies based in the United States ("SMEs") to provide human capital management solutions and other business services to such SMEs (the "SME Contracts")

2.          The Vsource Companies will have a right of first refusal to deliver BPO services, as primary sub-contractor, to clients with which the Vendor Group has entered into new MNC BPO Contracts, on the understanding that: (a) the sharing of Gross Margin (as defined hereunder) of each new MNC BPO Contracts between the Vendor Group and the Vsource Companies will be mutually agreed in the Vsource Services Contract; and (b) the Vsource Companies will undertake in a BPO Sub-contract to deliver such services in accordance with the service level agreements set forth in the MNC BPO Contract to which such BPO Sub-contract relates. The determination of gross margin for purposes of this calculation will be based on the Vsource Companies' actual cost of personnel, infrastructure, technology, out-of-pocket expenses and depreciation and amortization of fixed assets and licenses, respectively, associated with the delivery of services (the "Gross Margin") under the relevant MNC BPO Contract and related BPO Sub-contract.

3.          The Vsource Companies will have a right of first refusal to deliver, as primary sub-contractor, those services designated by the Vendor Group to be fulfilled from offshore, to clients with which the Vendor Group has entered into SME Contracts on the understanding that: (a) the Gross Margin payable by the Vendor Group for the Vsource Companies' services with respect to each SME Contract introduced to the Vsource Companies will be equal to a fixed amount to be mutually agreed in the Vsource Services Contract; and (b) the Vsource Companies will undertake in such a sub-contract to deliver the designated offshore services in accordance with the service level agreements set forth therein.

4.          For the avoidance of doubt, all MNC BPO Contracts to which any of the Vsource Companies is a party in existence as of the Completion Date will remain in place, with such Vsource Company the primary contractor under such MNC BPO Contracts, and the Vsource

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Companies will not be required to compensate the Vendor Group for services provided in respect of these MNC BPO Contracts except as mutually agreed.

5.          The Vsource Services Contract will be acknowledged and agreed by the Purchaser.

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ANNEX B

Terms of Service Contracts between the Vsource Companies and the Purchaser

Prior to Completion, the Vsource Companies and the Purchaser will enter a contract setting out the terms governing the provision of services by the Vsource Companies, as sub-contractors, to clients acquired by the Purchaser and the Purchaser's affiliates (the "Symphony Services Contract"):

1.          The Symphony Services Contract will relate to the following lines of business introduced to the Vsource Companies by the Purchaser or its affiliates (collectively, the "Purchaser Group"):

•	Contracts entered into or originated by the Purchaser Group relating to the delivery of business process outsourcing solutions to Malaysian companies and, if any, their overseas affiliates ("Malaysian BPO Contracts").

2.          The Vsource Companies will have a right of first refusal to deliver BPO services, as primary sub-contractor, to clients with which the Purchaser Group has entered into new Malaysian BPO Contracts, on the understanding that: (a) the sharing of Gross Margin of each Malaysian BPO Contracts between the Purchaser Group and the Vsource Companies will be mutually agreed in the Symphony Services Contract; and (b) the Vsource Companies will undertake in such BPO Sub-contract to deliver such services in accordance with the service level agreements set forth in the Malaysian BPO Contract to which such BPO Sub-contract relates.

3.          The Symphony Services Contract will be acknowledged and agreed by the Vendor.